Exhibit 99

Ameriwest Energy Completes Purchase of Skull Valley Oil Prospect

Ameriwest Energy Corp. (OTCBB: AWEC) ("Ameriwest" or the "Company") is pleased to announce that it has closed the acquisition of the Skull Valley Oil Exploration Prospect lands and has advanced the final $300,000 property payment to Geochem Exploration.

Under the terms and conditions of the Bill of Sale the property title, drilling permit and operational control will be transferred to Ameriwest Energy in the coming weeks. The Agreement calls for Ameriwest to drill the permitted well, Skull Valley Federal 21-1 on or before September 1, 2008. Exploration Technologies, Inc., a third party engineering firm from Houston, Texas, identified that the similarities between the structural style (slump blocks), geologic column (reservoir rocks), and geochemical anomaly between the Grant Canyon field and the Skull Valley Prospect suggest that with almost 5000 leased acres (over 2000 acres in the heart of the geochemical anomaly) a 25 million to 35 million barrel potential is a realistic possibility.

Company President, Walter Merschat comments, "We are extremely pleased with the closing of the Skull Valley prospect as it represents the first of many acquisitions for the Company. We are currently working to secure funding for the first well and expect to announce a drilling spud date in the weeks to come."

About Ameriwest Energy Corp. (OTCBB: AWEC)

Ameriwest Energy Corp. is a growing, expertly managed energy company focused on producing underdeveloped oil resources in the prolific Rocky Mountain region of the United States. The company is striking a strategic balance between low-risk tertiary recovery projects and extensively mapped exploration plays with significant upside potential. Visit our website at www.ameriwestenergy.com.

Notice Regarding Forward-Looking Statements

Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding development and exploration activities. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Ameriwest to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Ameriwest Energy Corp., or any affiliates, has little or no control. Risks, uncertainties and other factors are discussed in documents filed from time to time by Ameriwest with the Securities Exchange Commission. There is no assurance that Ameriwest's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Information concerning oil reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

On Behalf of the Board

Ameriwest Energy Corp.
Walter R. Merschat, President

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Investor Relations Contact
Great Northwest Investor Relations, Inc.
1-888-697-4712
Visit our website at www.ameriwestenergy.com

Source: Marketwire (May 30, 2008 - 4:10 PM EDT)

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